SUB-ADVISORY AGREEMENT


      AGREEMENT dated as of August 1, 2007, between BB&T Asset Management, Inc., a North Carolina corporation with an office in Raleigh, North Carolina (herein called the "Investment Adviser") and Julius Baer Investment Management LLC, a Delaware limited liability company with an office in New York, New York (herein called the "Sub-Adviser").

      WHEREAS, the Investment Adviser is the investment adviser to BB&T Funds, a Massachusetts business trust (herein called the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("40 Act"); and

      WHEREAS, the Investment Adviser wishes to retain the Sub-Adviser to assist the Investment Adviser in providing investment advisory services in connection with such portfolios of the Trust as now or hereafter may be identified on Schedule A hereto as such Schedule may be amended from time to time with the consent of the parties hereto (each herein called a "Fund").

      WHEREAS, the Sub-Adviser is willing to provide such services to the Investment Adviser upon the terms and conditions and for the compensation set forth below.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

      1. Appointment. the Investment Adviser hereby appoints the Sub-Adviser its sub-adviser with respect to the Fund as provided for in the Investment Advisory Agreement between the Investment Adviser and the Trust dated as of February 1, 2001, as amended and restated May 23, 2003 (such Agreement or the most recent successor advisory agreement between such parties is herein called the "Advisory Agreement"). The Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

      2. Delivery of Documents. The Investment Adviser shall provide to the Sub-Adviser copies of the Trust's most recent prospectus and statement of additional information (including supplement thereto) which relate to any class of shares representing interests in the Fund (each such prospectus and statement of additional information as presently in effect, and as they shall from time to time be amended and supplemented, is herein respectively called a "Prospectus" and a "Statement of Additional Information").

      3.  Sub-Advisory Services to the Funds.

            (a) Subject to the supervision of the Investment Adviser, the Sub-Adviser will supervise the day-to-day operations of the Fund and perform the following services: (i) provide investment research and credit analysis concerning the Fund's investments; (ii) conduct a continual program of investment of the Fund's assets; (iii) place orders for all purchases and sales of the investments made for the Fund; (iv) maintain the books and records required in connection with its duties hereunder; and (v) keep the Investment Adviser informed of developments materially affecting the Fund.

            (b) The Sub-Adviser will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities; provided that, notwithstanding this Paragraph 3(b), the liability of the Sub-Adviser for actions taken and non-actions with respect to the performance of services under this Agreement shall be subject to the limitations set forth in Paragraph 11(a) of this Agreement.

            (c)  The Sub-Adviser will communicate to the
Investment Adviser and to the Trust's custodian and Fund accountants as instructed by the Investment Adviser on each day that a purchase or sale of a security is effected for the Fund
(i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be affected, (iv) the CUSIP number of the security, if any, and (v) such other information as the Investment Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Advisory Agreement.

            (d) The Sub-Adviser will provide the services rendered by it hereunder in accordance with the Sub-Adviser's Investment Guidelines described in Exhibit A hereto subject at all times to the terms of this Agreement and the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information.

            (e) The Sub-Adviser will not make loans, other than margin loans, to any person to purchase or carry shares in the Trust or make loans to the Trust.

            (f) The Sub-Adviser will maintain records of the information set forth in Paragraph 3(c) hereof with respect to the securities transactions of the Fund and will furnish the Trust's Board of Trustees with such periodic and special reports as the Board may reasonably request.

            (g) The Sub-Adviser will promptly review all (1) reports of current security holdings in the Fund, (2) summary reports of transactions and pending maturities (including the principal, cost and accrued interest on each portfolio security in maturity date order) and (3) current cash position reports (including cash available from portfolio sales and maturities and sales of the Fund's shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Trust and will report any errors or discrepancies in such reports to the Trust or its designee within three (3) business days after discovery of such discrepancies.

            (h) To the extent that exchange-traded futures and over-the-counter derivatives transactions are permissible investments for the BB&T International Equity Fund as set forth in the Fund's Prospectus and Statement of Additional Information and in accordance with the 40 Act, the Investment Adviser, on behalf of the BB&T International Equity Fund, authorizes the Sub-Adviser to enter into brokerage agreements with one or more futures brokers and to enter into master netting agreements with one or more professional counterparties as agent on behalf of the BB&T International Equity Fund. In connection with such transactions, the Sub-Adviser is authorized to pledge collateral or margin in accordance with the BB&T International Equity Fund's applicable requirements and restrictions as set forth in the Fund's Prospectus and Statement of Additional Information and in accordance with the 40 Act.


      4. Brokerage. The Sub-Adviser may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders, the Sub-Adviser will consider the experience and skill of the firm's securities traders, as well as the firm's financial responsibility and administrative efficiency. The Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders. Consistent with these obligations, the Sub-Adviser may, subject to the approval of the Board of Trustees of the Trust, select brokers on the basis of the research, statistical and pricing services they provide to the Fund. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such transaction is reasonable in terms either of the transaction or the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits in the Fund over the long term. In no instance will portfolio securities be purchased from or sold to the Trust's principal distributor, the Investment Adviser or any affiliate thereof (as the term "affiliate" is defined in the 40
Act), except to the extent permitted under the 40 Act.

      5.  Compliance with Laws:  Confidentiality:  Conflicts of
Interest.

            (a) The Sub-Adviser agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdiction over the Sub-Adviser in performance of its duties hereunder (herein called the "Rules").

            (b) The Sub-Adviser will treat confidentially and as proprietary information of the Trust all records and information relative to the Trust and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

            (c) The Sub-Adviser will maintain a policy and practice of conducting sub-advisory services hereunder independently of its broker-dealer operations or banking operations of its affiliates. In making investment recommendations for the Fund, the Sub-Adviser's personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Fund's account are its customers or bank customers of the Sub-Adviser's affiliates unless so required by applicable law. In dealing with their customers, affiliates of Sub-Adviser will not inquire or take into consideration whether securities of those customers are held by the Fund.

      6.  Control by Trust's Board of Trustees.	Any
recommendations concerning the Fund's investment program proposed by the Sub-Adviser to the Fund and the Investment
Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Fund pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

      7. Services Not Exclusive. The Sub-Adviser's services hereunder are not deemed to be exclusive, and the Sub-Adviser shall be free to render similar or dissimilar services to others so long as its services under this Agreement are not impaired thereby. The Investment Adviser recognizes that the Sub-Adviser remains bound by certain non-compete clauses that restrict the Sub-Adviser from providing advice to funds that are offered or otherwise sold or distributed through certain broker-dealers. The Sub-Adviser may terminate this Agreement upon 90 days written notice upon Sub-Adviser's sole determination that there exists (a) a wholesale distribution arrangement involving this Fund or (b) that the Fund is actively marketed or sold through broker-dealers to persons who are otherwise non-clients of BB&T Funds.

      8. Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules, and any other applicable Rule, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 and any other applicable Rule, the records required to be maintained by the Sub-Adviser hereunder pursuant to Rule 31a-1 and any other applicable Rule.

      9. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with the performance of its services under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. Notwithstanding the foregoing, the Sub-Adviser shall not bear expenses related to the operation of the Trust or any Fund including, but not limited to, taxes, interest, brokerage fees and commissions and any extraordinary expense items.

      10.  Compensation.

            (a) For the services provided and the expenses assumed pursuant to this Agreement, the Investment Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee computed daily and paid monthly in arrears on the first business day of each month equal to the lesser of (i) the fee at the applicable annual rates set forth on Schedule A hereto or (ii) such fee as may from time to time be agreed upon in writing by the Investment Adviser and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of a Fund's net assets shall be computed in the manner specified in the Prospectus and the Trust's Declaration of Trust for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of the Fund's shares. Payment of said compensation shall be the sole responsibility of the Investment Adviser and shall in no way be an obligation of the Fund or of the Trust.

            (b) The obligation of the Investment Adviser to pay the above described fee to the Sub-Adviser will begin as of the date of the initial public sale of shares of the Fund.

      11.  Limitation of Liability.

            (a) The Sub-Adviser shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Investment Adviser, the Trust or the Fund in connection with the matters to which Agreement relates, except that Sub-Adviser shall be liable to the Investment Adviser for a loss resulting from a breach of fiduciary duty by Sub-Adviser under the 40 Act with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Sub-Adviser by the Investment Adviser.

            (b) The Investment Adviser shall be responsible at all times for supervising the Sub-Adviser, and this Agreement does not in any way limit the duties and responsibilities that the Investment Adviser has agreed to under the Advisory
Agreement.

      12. Duration and Termination. This Agreement shall become effective as of the date hereof provided that it shall have been approved by vote of a majority of the outstanding voting securities of the Fund and, unless sooner terminated as provided herein, shall continue with respect to the Fund until October 31, 2008. Thereafter, if not terminated, this Agreement shall continue in effect for successive 12-month periods ending on October 31st of each year, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of the Trust or any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that this Agreement may be terminated with respect to the Fund
(i) by the Trust at any time without the payment of any penalty by the Board of Trustees of the Trust, (ii) by vote of a majority of the outstanding voting securities of the Fund, (iii) by the Investment Adviser on 60 days written notice to the Sub-Adviser or (iv) by the Sub-Adviser on 60 days written notice to the Investment Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested person" and "assignment" shall have the same meaning as such terms have in the 40 Act.)

      13. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

      14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties herein and their respective successors and shall be governed by Massachusetts law.



      The names "BB&T Funds" and "Trustees of BB&T Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 1, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "BB&T Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                              BB&T ASSET MANAGEMENT, INC.


                              By: __/s/ Keith Karlawish_____________
                              Name:__Keith Karlawish _____________
                              Title:___President___________________



                             JULIUS BAER INVESTMENT MANAGEMENT LLC


                              By: __/s/ Douglas W. Doucette _________
                              Name:__Douglas W. Doucette__________
                              Title:  __SVP_______________________





                                    SCHEDULE A

                            To Sub-Advisory Agreement
                            Dated as of August 1, 2007
                                     Between
              BB&T Asset Management, Inc. and Julius Baer Investment
                                   Management LLC



Name Of Fund                              Annual Rate Of Compensation

BB&T International Equity Fund          0.80% per annum of the
                                        first $20 million of the
                                        Fund's average daily net assets
                                        0.60% per annum of the next $20
                                        million of the Fund's average
                                        daily net assets
                                        0.50% per annum of the next
                                        $60 million of the Fund's
                                         average daily net assets
                                         0.40% per annum thereafter



Consented to by:


Date: August 1, 2007                     BB&T ASSET MANAGEMENT, INC.


                                         By: __/s/ Keith Karlawish_____


Date: August 1, 2007                     JULIUS BAER INVESTMENT MANAGEMENT
                                         LLC


                                         By: __/s/ Douglas W. Doucette






                                        A-1